UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 18, 2006

Huntsman Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Huntsman International LLC

(Exact name of registrant as specified in its charter)

Delaware	333-85141	87-0630358
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

500 Huntsman Way
Salt Lake City, Utah		84108
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (801) 584-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 1.02.	Termination of a Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The following information is furnished pursuant to Item 1.01, “Entry into a Material Definitive Agreement,” Item 1.02, “Termination of a Material Definitive Agreement” and Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.”

On April 18, 2006, Huntsman International LLC (“HI”), a wholly-owned subsidiary of Huntsman Corporation, completed an amendment and expansion of its accounts receivable securitization program and added various of its U.S. subsidiaries as additional receivables originators under the program (the “Amended A/R Program”).  In connection with this amendment and expansion, HI redeemed in full all of the 90.5 million euros and $85.0 million U.S. dollars in principal amount of the medium-term notes outstanding under the program and terminated the related Series 2001-1 Supplement to the Amended and Restated Pooling Agreement, dated as of June 26, 2001, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and JPMorgan Chase Bank (Ireland) plc (f/k/a Chase Manhattan Bank (Ireland) plc), as trustee, which governed the medium-term notes.  As a result, the Amended A/R Program currently provides only for financing through the commercial paper conduit portion of the program.  HI also expanded the size of the commercial paper conduit portion of the program to a committed amount (for three years, but giving HI a right to termination after six months) of approximately $500 million U.S. dollar equivalents.  HI expects to pay interest on amounts drawn under the commercial paper conduit at a rate of LIBOR plus 60 basis points per annum, subject to a grid dependent upon HI’s credit ratings.

Concurrent with entering into the Amended A/R Program, on April 18, 2006, HI increased its borrowings under the commercial paper conduit to approximately $475 million U.S. dollar equivalents.  A portion of the net increase was used to fund the redemption of the medium-term notes and to repay $50 million U.S. dollar equivalents of term debt outstanding under HI’s senior credit facilities.

In connection with the Amended A/R Program, the following agreements were entered into on April 18, 2006:

(i)  Second Amended and Restated Pooling Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P.Morgan Bank (Ireland), as trustee

(ii) Amended and Restated 2000-1 Supplement to Second Amended and Restated Pooling Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, Jupiter Securitization Corporation, the several financial institutions party thereto as funding agents, the Series 2000-1 Conduit Purchasers party thereto, the several financial institutions party thereto as Series 2000-1 APA Banks, J.P.Morgan Securities Ltd., JPMorgan Chase Bank, N.A., and J.P.Morgan (Ireland) plc, as trustee.

(iii) Amended and Restated Contribution Agreement, between Huntsman International LLC and Huntsman Receivables Finance LLC

(iv) Second Amended and Restated Servicing Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, the various affiliates of Huntsman International LLC party thereto as local servicers, J.P.Morgan Bank (Ireland), as Trustee, PricewaterhouseCoopers LLP, and Huntsman International LLC

The registrants plan to file the agreements set forth in clauses (i) through (iv) above as exhibits to their quarterly reports on Form 10-Q for the quarter ended March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION
HUNTSMAN INTERNATIONAL LLC

/s/ Sean Douglas
SEAN DOUGLAS
Vice President and Treasurer

Dated:  April 24, 2006